Exhibit 99.3

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GINKGO

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto either included in the final prospectus and definitive proxy statement (the “Proxy”) relating to our business combination with Soaring Eagle Acquisition Corp., dated August 11, 2021 and filed with the Securities and Exchange Commission, or attached to this Current Report on Form 8-K as exhibit 99.1. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections in the Proxy, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

Our mission is to make biology easier to engineer.

Ginkgo is building the industry-standard horizontal platform for cell programming. We use our platform to program cells on behalf of our customers. These “cell programs” are designed to enable biological production of products as diverse as novel therapeutics, key food ingredients, and chemicals currently derived from petroleum. We have worked on 85 major programs through the first six months of 2021 in end markets as diverse as specialty chemicals, agriculture, food, consumer products, and pharmaceuticals. Biology did not evolve by end market. All of these applications run on cells which have a common code—DNA—and a common programming platform can enable all of them. Because of this shared platform, we are able to drive scale and learning efficiencies while maintaining flexibility and diversity in our program areas. Ultimately, customers come to us because they believe we maximize the probability of successfully developing their products.

Customers look to Ginkgo to overhaul their manufacturing processes or develop new products through biology. They might, for example, be looking to produce a particular chemical via fermentation, at a lower cost, with enhanced supply chain reliability or sustainability. Or perhaps the customer needs a microbe that will live and grow on the roots of corn and convert nitrogen in the air into usable fertilizer for a plant, resulting in improved plant growth. Or a customer might need an antibody that binds to and neutralizes a certain target, along with a way to produce those antibodies at scale. All of these programs and more run on a common platform at Ginkgo.

The foundation of our platform includes two core assets that execute a wide variety of cell programs for customers according to their specifications: our Foundry and our Codebase.

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Our Foundry wraps proprietary software and automation around core cell engineering workflows— designing DNA, writing DNA, inserting that DNA into cells, testing to measure cell performance—and leverages data analytics and data science to inform each iteration of design. The software, automation and data analysis pipelines we leverage in the Foundry drive a strong scale economic: we have scaled the output of the Foundry by roughly 3X annually since we started measuring it around 2015 and over that time, the average cost per unit operation has fallen by approximately 50% every year. We expect to be able to pass these savings along to our customers, allowing them to take more “shots on goal” with their programs.

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Our Codebase includes both our physical (engineered cells and genetic parts) and digital (genetic sequences and performance data) biological assets, and accumulates as we execute more cell programs on the platform. Every program, whether successful or not, generates valuable Codebase and helps inform future experimental designs and provides reusable genetic parts, making our cell program designs more efficient.

As the platform scales, we have observed a virtuous cycle between our Foundry, our Codebase, and the value we deliver to customers. We believe this virtuous cycle sustains Ginkgo’s growth and differentiated value proposition.

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Foundry: As we take on more work in the Foundry, we benefit from scale economics, which over time may lead to lower program costs. We expect that these lower costs, in turn, will drive additional demand for our cell programming capabilities.

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Codebase: Cell programs also generate Codebase, which can drive better experimental direction and improve the odds of technical success, further increasing our customer value proposition, which we believe will result in additional demand.

Put simply: we believe that as the platform improves with scale, it drives more scale, which drives further platform improvements, and so on. We believe this positive feedback loop has the potential to drive compounding value creation in the future as every new program we add contributes to both near-term revenues and has the potential to add significant downstream economics.

Our commercial team is organized to both establish new relationships with potential customers (traditional business development) as well as maintain and expand relationships with our existing customers (which we call “alliance management”). We recognize the cross-functional efforts required to sign any new contract and so our business development teams do not receive a commission or cash bonus based on target sales, but rather a base salary and annual equity grants driven by overall contribution and performance, in line with how we compensate other members of our team.

Our business development team has both expertise in relevant industries (Consumer & Technology, Industrial & Environment, Agriculture, Food & Nutrition, Pharma & Biotech and Government & Defense) as well as expertise in our Foundry capabilities and synthetic biology. With this background we are able to identify industry or consumer challenges where biology can serve as a solution. Our categories of customers, independent of industry, include potential customers who have research and development (“R&D”) teams with some synthetic biology capabilities where choosing Ginkgo can bring automation, scale and codebase beyond their own; potential customers who are considering but have not yet built lab-scale capabilities where a partnership with Ginkgo allows them to spend their capital on commercialization efforts; and potential customers who are not yet working in synthetic biology whose industries or products stand to be disrupted by biological solutions. Our business development team, with support from our Codebase and Foundry team members, crafts solutions for each of these types of customers through a strategic discussion of customer needs and fit with Ginkgo capabilities.

To grow existing customers, our alliance management team, through close collaboration on our existing programs, seeks technical and business opportunities for our customers that serve as the basis for consideration of future programs. As our programs demonstrate technical success, our existing customers often bring their next strategic R&D needs to our attention.

Our business model mirrors the structure of our platform and we are compensated in two primary ways. First, we charge usage fees for Foundry services, in much the same way that cloud computing companies charge usage fees for utilization of computing capacity or contract research organizations (CROs) charge for services. The total addressable market (TAM) for our Foundry revenue includes the market for biotech labor and tools, which industry sources estimate will be approximately $40 billion in 2021 and which is expected to grow at a CAGR of approximately 20% from 2021 to 2023. Foundry revenue was $59.2 million for the year ended December 31, 2020 and $44.1 million for the six months ended June 30, 2021. Additionally, we negotiate a value share with our customers (typically in the form of royalties, milestones, and/or equity interests) in order to align our economics with the success of the programs enabled by our platform. As we add new programs, our portfolio of programs with this “downstream” value potential grows. Through these value shares, we are tapping into what industry sources expect to be a $2 to $4 trillion market for bioengineered products.

With a mission to make biology easier to engineer, we have always recognized the imperative to invest in biosecurity as a key component of our platform. We care how our platform is used and investments in biosecurity help us ensure that cell programming is conducted and deployed responsibly. The COVID-19 pandemic demonstrated the disruptive power of biology and has created a paradigm shift with respect to biosecurity in both public and private institutions that we believe will drive significant growth in demand for these capabilities. Our Biosecurity offering generated $17.4 million in revenue for the year ended December 31, 2020 and $43.6 million in revenue for the six months ended June 30, 2021. Biosecurity revenue is expected to continue growing in the near-term, however, demand for COVID-19 testing remains uncertain for the second half of 2021. Our dedication to biosecurity is deeper than our emergency response to the current global pandemic. The rise of the internet and computing capabilities heralded a need for cybersecurity. Learning from this experience and given the power of biology, we believe innovation in biosecurity must keep pace with innovations in bioengineering.

SARS-CoV-2 will not be the last pathogen we face with pandemic potential, but if we make the right investments, it may be the last that catches us unprepared. Industry sources estimate that at steady state, $20 to $40 billion should be spent on pandemic preparedness annually. The near-term growth of this sector is highly dependent on international government initiatives and investment and Ginkgo has been supporting and engaging with domestic and international organizations and governments to help shape the understanding of a robust biosecurity program. Given our experience to date, we believe there is a meaningful commercial opportunity in biosecurity that will persist beyond the current COVID-19 pandemic, driven by increased awareness of the need for prevention and response systems. We are well placed to take a leadership position as the biosecurity platform of choice, and we believe that our technology leadership requires that we play an important role in helping the world manage these challenges.

We believe that cell programming has the potential to be as ubiquitous in the physical world as computer programming has become in the digital world. We believe products in the future will be grown rather than made. To enable that vision, we are building a horizontal platform to make biology easier to engineer. Our business model is aligned with this strategy and with the success of our customers, setting us on what we believe is a path towards sustainable innovation for years to come.

Generating Economic Value Through Revenue and Downstream Value Share

Our cell programming platform is a key enabling technology and source of intellectual property for our customers’ products. We earn both Foundry revenue for our research and development (“R&D”) services as well as a share of the value of products created using our platform.

We structure Foundry revenue and downstream value share arrangements to include some combination of the following:

•	Foundry revenue, also referred to as Foundry usage fees, in the form of:

•	upfront payments upon consummation of the agreement that are recognized over our period of performance;

•	reimbursement for costs incurred for R&D services;

•	milestone payments upon the achievement of specified technical criteria;

plus,

•	downstream value share revenue in the form of:

•	milestone payments upon the achievement of specified commercial criteria;

•	royalties on sales of products from or comprising engineered organisms;

•	royalties related to cost of goods sold reductions realized by our customers;

or,

•	downstream value share in the form of equity interests in our customer.

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Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable.

Downstream value share arrangements which involve equity interests fall into two categories: Platform Ventures and Structured Partnerships.

Platform Ventures

Platform Ventures allow leading multinationals to partner with Ginkgo and financial investors to form new ventures in identified market segments with potential to benefit from synthetic biology. In exchange for an equity position in the venture, we contribute license rights to our proprietary cell programming technology and intellectual property, while our partners contribute relevant industry expertise, other resources and venture funding. We also provide R&D services for which we receive cash payments for our costs incurred, plus a margin. Platform Ventures include:

Joyn Bio, LLC

Founded in 2017, Joyn Bio, LLC (“Joyn”) was formed to focus on engineered microbes for use in agricultural applications. Along with certain of our investors, we formed Cooksonia, LLC (“Cooksonia”) which holds a 50% equity interest in Joyn. Bayer CropScience LP contributed cash of $80 million plus intellectual property and holds the remaining 50% equity interest in Joyn. We provided license rights to our intellectual property and platform at inception in return for our equity interest in Joyn, which was recorded at an initial fair value of $97.9 million. The carrying value of our equity method investment in Joyn was $20.5 million as of June 30, 2021. Ginkgo also entered into a Foundry Services Agreement (“Joyn FSA”) with Joyn under which we provide R&D services. Joyn paid us a non-refundable $20.0 million prepayment for services to be provided under the Joyn FSA and made an additional $15.0 million prepayment for services during the year ended December 31, 2019.

Motif FoodWorks, Inc.

Founded in 2018, Motif FoodWorks, Inc. (“Motif”) was formed to focus on the application of synthetic biology to reduce the reliance on animal products in the food industry. We entered into an intellectual property contribution agreement that granted Motif rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received shares of common stock in Motif. The initial fair value of our common stock investment in Motif was $65.1 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Motif was capitalized through Series A preferred stock financings that raised approximately $119 million in gross proceeds from an investor group which included certain of our investors, Louis Dreyfus Company and Fonterra Co-operative Group Limited. In June 2021, Motif raised an additional $226 million through a Series B preferred stock financing. Ginkgo also entered into a Technical Development Agreement with Motif under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Allonnia, LLC

Founded in 2019, Allonnia, LLC (“Allonnia”) was formed to focus on the application of synthetic biology in the waste bioremediation and biorecovery industries. We entered into an intellectual property contribution agreement that granted Allonnia rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received common units in Allonnia with a right to additional units subject to additional closings of Allonnia’s Series A preferred units. The initial fair value of our common units received in Allonnia was $24.5 million, subsequently increased by $12.7 million in 2021, all of which has been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Allonnia was capitalized through Series A preferred unit financings that raised approximately $52 million in gross proceeds from an investor group which included certain of our investors and Battelle Memorial Institute. Ginkgo also entered into a Technical Development Agreement with Allonnia under which we provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

Kalo Ingredients, LLC

Founded in 2021, Kalo Ingredients, LLC (“Kalo”) was formed to focus on the application of synthetic biology in the beauty and personal care products industry. In March 2021, we entered into an intellectual property contribution agreement that granted Kalo rights to our intellectual property, subject to mutually agreed upon technical development plans. In return for our contribution of intellectual property and access to our platform, we received common units in Kalo with a right to additional units subject to additional closings of Kalo’s Series A preferred units. The initial fair value of our common units received in Kalo was $11.9 million which has subsequently been reduced to a carrying value of zero as a result of the allocation of losses under our accounting for equity method investments. Kalo was capitalized through a Series A preferred unit financing that raised approximately $77 million in gross proceeds from an investor group which included certain of our investors and industry strategic investors. Ginkgo also entered into a Technical Development Agreement with Kalo under which we will provide R&D services in return for cash consideration on a cost-plus fixed margin basis.

See Notes 8 and 17 of our audited consolidated financial statements included in the Proxy and Notes 7 and 15 of our unaudited condensed consolidated financial statements attached to this Current Report on Form 8-K as Exhibit 99.1 for further details of our investments in and the material terms of our agreements with Joyn, Motif, Allonnia and Kalo.

Structured Partnerships

Structured Partnerships allow Ginkgo to partner with existing entities with complementary assets for high potential synthetic biology applications. Structured Partnerships include:

Genomatica, Inc.

Genomatica, Inc. (“Genomatica”) is a biotechnology company specializing in the development and manufacturing of intermediate and specialty chemicals from both sugar and alternative feedstocks. In 2016 and 2018, we entered into separate preferred stock purchase agreements in which we offered cash and R&D services to Genomatica in exchange for its preferred shares. The initial cost of the investment in Genomatica’s preferred stock was $55.0 million, which is the carrying value of the investment at June 30, 2021 as we account for the investment at historical cost.

Synlogic, Inc.

Synlogic, Inc. (“Synlogic”) is a publicly traded clinical-stage biopharmaceutical company focused on advancing drug discovery and development for synthetic biology-derived medicines. In 2019, we entered into several agreements with Synlogic whereby we purchased Synlogic common shares and warrants to purchase Synlogic common stock and agreed to provide R&D services to Synlogic. At inception, the fair value of the Synlogic equity method investment and warrants was recorded at $35.8 million and $14.4 million, respectively. As of June 30, 2021, the fair value of the Synlogic equity method investment and warrants was $24.7 million and $9.9 million, respectively.

See Notes 8 and 17 of our audited consolidated financial statements included in the Proxy and Note 7 of our unaudited condensed consolidated financial statements attached to this Current Report on Form 8-K as Exhibit 99.1 for further details of our investments in and the material terms of our agreements with Genomatica and Synlogic.

Key Business Metrics

A cell program (or “program”) is the work we do for our customers to enable their product(s) of interest. Programs are defined by a technical development plan. We generally exclude proof-of-concept projects and other exploratory work undertaken on a customer’s behalf from the program count. In the near-term, programs deliver predictable multi-year revenue from platform usage fees. Over the long-term, program growth drives a physical infrastructure scale economic through our Foundry, a data and learning scale economic through our Codebase and accumulation of downstream value share. Our key business metrics comprise New Programs, Current Active Programs, and Cumulative Programs.

	Six Months ended June 30,		LTM[1]	Year ended December 31,
	2021	2020	2021	2020	2019
New Programs	11	9	20	18	16
Current Active Programs	51	42	55	49	36
Cumulative Programs	85	65	85	74	56

[1]	Last 12 Months ended June 30, 2021

New Programs

New Programs represent the number of unique programs commenced within the reporting period. As new programs have multi-year durations, we view this metric as an indication of future Foundry revenue growth.

Current Active Programs

Current Active Programs represent the number of unique programs for which we performed R&D services in the reporting period. We view this metric as an indication of current period and future Foundry revenue.

Cumulative Programs

Cumulative Programs represent the cumulative number of unique programs Ginkgo has commenced. We view this metric as an indication of our competitive advantage and as a leading indicator of the mid- to long-term potential economic value derived from downstream value share arrangements. The cumulative number of programs also contributes to Codebase, which accumulates with each additional program we conduct over time and drives better experimental direction and improves the odds of technical success in current and future programs.

We believe the preceding metrics are important to understand our current business. These metrics may change or be substituted for additional or different metrics as our business develops. For example, as our program mix changes, our data gathering abilities expand or our understanding of key business drivers develops, we anticipate updating these metrics or their definitions to reflect such changes.

Proposed Business Combination Transaction

We entered into the Merger Agreement with Soaring Eagle Acquisition Corp. (“SRNG”) on May 11, 2021. Pursuant to the Merger Agreement, Merger Sub, a newly formed subsidiary of SRNG, will be merged with and into Ginkgo. On September 14, 2021, the SRNG shareholders approved and adopted the Merger Agreement and the other proposals described in SRNG’s definitive proxy statement/prospectus included in SRNG’s registration statement on Form S-4 (File No. 333-256121), which was declared effective by the SEC on August 11, 2021. Upon the consummation of the proposed Business Combination, the separate corporate existence of Merger Sub shall cease, and Ginkgo will survive the merger as a wholly owned subsidiary of SRNG, which will be renamed “Ginkgo Bioworks Holdings, Inc.”

The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Under the guidance in

ASC 805, Business Combinations (“ASC 805”), SRNG is expected to be treated as the “acquired” company for accounting and financial reporting purposes. We expect to be deemed the accounting predecessor of the combined business, and Ginkgo, as the parent company of the combined business, will be the successor SEC registrant, meaning that our financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. The Business Combination is expected to have a significant impact on our future reported financial position and results of operations as a consequence of the reverse recapitalization. The most significant changes in Ginkgo’s future reported financial position and results of operations are expected to be an estimated net increase in cash (as compared to our unaudited condensed consolidated balance sheet as of June 30, 2021) of between approximately $1,250 million, assuming maximum shareholder redemptions permitted under the Merger Agreement, and $2,500 million, assuming no shareholder redemptions. Each redemption scenario includes approximately $775 million in proceeds from the private placement (“PIPE Investment”) to be consummated substantially simultaneously with the closing of the Business Combination, but excludes additional transaction costs for the Business Combination. The estimated transaction costs for the Business Combination are approximately $135 million, of which $60 million represents deferred underwriter fees related to SRNG’s initial public offering. See Exhibit 99.2 attached to this Current Report on Form 8-K.

As a result of the Business Combination, we expect to become the successor to an SEC-registered and publicly-listed company, which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal and administrative resources.

Potential Modification of Equity Awards in Connection with Proposed Business Combination Transaction

Our restricted stock units have been granted with both a service-based vesting condition and a performance- based vesting condition. We have historically not recognized any stock-based compensation expense associated with these awards as the achievement of the performance condition associated with the restricted stock units include a change in control or an initial public offering (both as defined in the underlying award agreement) that was not deemed probable of occurring. As a result, a significant amount of stock-based compensation expense related to the restricted stock units remains unrecognized as of June 30, 2021.

The Business Combination does not meet the performance condition required for the vesting of our outstanding restricted stock units. In contemplation of the Business Combination, we may modify the vesting conditions to allow for those restricted stock units to vest. If modified, we will assess the accounting implications in accordance with ASC 718, Compensation-Stock Compensation (“ASC 718”), which will likely require us to remeasure the affected awards at the date of modification. We anticipate a substantial increase to stock-based compensation following any such modification.

Components of Results of Operations

Revenue

Foundry Revenue

We generate Foundry revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services for cell programming with the goal of producing an engineered cell that meets a mutually agreed specification. Our customers obtain license rights to the output of our services, which are primarily the optimized strains or cell lines, in order to manufacture and commercialize products derived from that licensed strain or cell line. Generally, the terms of these agreements provide that we receive some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for R&D services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (iv) milestone payments upon the achievement of specified commercial criteria, (v) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (vi) royalties related to cost of goods sold reductions realized by our customers. For the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019, royalties did not comprise a material amount of our revenue.

Foundry revenue includes transactions with Platform Ventures (Motif, Joyn, Allonnia and Kalo) as well as other Structured Partnerships (Genomatica and Synlogic) where, as part of these transactions, we received an equity interest in such entities. Specifically related to the Platform Ventures, in these transactions, we received upfront non-cash consideration in the form of common equity interests in these entities, while the Platform Ventures each received cash equity investments from industry-leading strategic partners and financial investors. We view the upfront non-cash consideration as prepayments for licenses which will be granted in the future as we complete mutually agreed upon technical development plans. In these instances, we also receive cash payments for our costs incurred for the R&D services performed by us, plus a margin. We are not compensated through additional milestone or royalty payments under these arrangements. Our transactions with Genomatica and Synlogic included the purchase of equity securities and the provision of R&D services. As we perform R&D services under the mutually agreed upon development plans, we recognize a reduction in the prefunded obligation based on a cost incurred, plus margin. Because of our equity holdings in these entities, each is considered as a related party. These arrangements are further described in Notes 8, 17 and 21 of our audited consolidated financial statements included in the Proxy and in Notes 7, 8, 15 and 17 of our unaudited condensed consolidated financial statements attached to this Current Report on Form 8-K as Exhibit 99.1.

Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

In the second quarter of 2020, in response to the COVID-19 pandemic, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations in which we generate product and service revenue. We generate product revenue through the sale of lateral flow assay (“LFA”) diagnostic test kits which we sell to our customers on a standalone basis. We generate service revenue through the sale of our end-to-end COVID-19 testing services which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory polymerase chain reaction (“PCR”) analysis, and access to results reported through a web-based portal.

Generally, the terms of these agreements provide that we receive compensation: (i) upon delivery of diagnostic test kits when no service is provided and (ii) when services are included, upon the reporting of results to the customer.

Beginning in the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing and reporting services to groups of individuals. We are currently offering pooled testing services for K-12 schools across the United States; however, we believe that pooled testing services may have a strong value proposition in other use cases including large employers, universities, travel hubs and other congregate settings as it provides a convenient and cost-effective testing option to our customers.

For the remainder of 2021, we expect that our Biosecurity revenue mix will transition away from product (LFA test kits) revenue to primarily service (individual and pooled PCR testing) revenue.

Costs and Operating Expenses

Cost of Biosecurity Product Revenue

Cost of Biosecurity product revenue consists of costs associated with the sale of LFA diagnostic test kits, which includes costs incurred to purchase test kits from third parties, as well as shipping, handling and insurance costs.

Cost of Biosecurity Service Revenue

Cost of Biosecurity service revenue consists of costs associated with the provision of our end-to-end COVID-19 testing services, which includes costs incurred to provide sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, access to results reported through our proprietary web-based portal and reporting of results to public health authorities.

Research and Development Expenses

The nature of our business, and primary focus of our activities, generates a significant amount of R&D expenses. R&D expenses represent costs incurred by us for the following:

•	development, operation, expansion and enhancement of our Foundry and Codebase; and

•	development of new offerings, such as Biosecurity.

The activities above incur the following expenses:

•	laboratory supplies, consumables and related services provided under agreements with third parties and in-licensing arrangements;

•	personnel compensation and benefits; and

•	rent, facilities, depreciation, software, professional fees and other direct and allocated overhead expenses.

We expense R&D costs as incurred. As we grow our active programs and customer base and invest in our Foundry and Codebase, we anticipate that our R&D expenses will continue to increase. The nature, timing, and estimated costs required to support our growth will be dependent on advances in technology, our ability to attract new customers and the rate of market penetration within our existing customer industries.

General and Administrative Expenses

General and administrative (“G&A”) expenses consist primarily of costs for personnel in executive, business development, finance, human resources, legal and other corporate administrative functions. G&A expenses also include legal fees incurred relating to corporate, intellectual property and patent matters, professional fees incurred for accounting, auditing, tax and administrative consulting services, insurance costs, and facility-related costs not otherwise included in R&D expenses.

We expect our G&A expenses will continue to increase as we pursue organic and inorganic growth initiatives. The increases will likely relate to additional personnel, system costs and increased costs related to finance and legal matters, along with increased expenses related to operating as a publicly traded company, such as fees related to audit, legal and tax services, regulatory compliance programs and investor relations.

Interest Income

Interest income consists primarily of interest earned on our cash and cash equivalents.

Interest Expense

Interest expense consists primarily of interest related to our lease financing obligation.

Loss on Equity Method Investments

Loss on equity method investments includes our share of losses from certain of our equity method investments under the Hypothetical Liquidation at Book Value (“HLBV”) method and the change in fair value of our equity method investment under which we have elected to account for under the fair value option.

Gain (Loss) on Investments

Gain (loss) on investments includes the change in fair value of our warrant to purchase Synlogic common stock under which we have elected to account for under the fair value option.

Other Income, net

Other income, net primarily consists of income generated from achieving milestones under our agreement with the National Institutes of Health (“NIH”), gains related to payments made by Amyris, Inc. (“Amyris”) under a settlement agreement, a gain on the termination of our collaboration arrangement with Glycosyn, LLC (“Glycosyn”) and the change in fair value of our convertible notes with Access Bio, Inc. (“Access Bio”) and promissory note with Glycosyn under which we have elected to account for under the fair value option.

Provision for Income Taxes

Income taxes are recorded in accordance with ASC 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. We recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been included in our audited consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance against deferred tax assets is recorded if, based on the weight of the available evidence, it is more likely than not that some or all the deferred tax assets will not be realized. For all periods presented, we have recorded a valuation allowance against the deferred tax assets that are not expected to be realized.

We account for uncertain tax positions using a more-likely-than-not threshold for recognizing and resolving uncertain tax positions. The evaluation of uncertain tax positions is based on factors, including, but not limited to, changes in the law, the measurement of tax positions taken or expected to be taken in tax returns, the effective settlement of matters subject to audit, new audit activity and changes in facts or circumstances related to a tax position.

As of December 31, 2020, we had federal net operating loss carryforwards of approximately $347.8 million, of which $139.2 million begin to expire in 2029. We have approximately $208.6 million of federal net operating loss carryforwards as of December 31, 2020 that can be carried forward indefinitely. As of December 31, 2020, we had state net operating loss carryforwards of approximately $282.8 million, of which $278.3 million begin to expire in 2029. We have approximately $4.5 million of state net operating losses as of December 31, 2020 that can be carried forward indefinitely.

Income taxes are determined at the applicable tax rates adjusted for non-deductible expenses, R&D tax credits and other permanent differences. Our income tax provision may be significantly affected by changes to our estimates.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest is the result of minority investments in Cooksonia, which is the holding company for our investment in Joyn, in which we have a controlling financial interest, and consists of the portion of net loss of Cooksonia that is not attributable to us.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2020

The following table summarizes our unaudited condensed consolidated statements of operations for each period presented:

	Six Months Ended June 30,
(in thousands)	2021	2020	Change
Foundry revenue (includes related party revenue of $23,622 and $22,514, respectively)	$44,096	$31,297	$12,799
Biosecurity revenue:
Product	6,130	—	6,130
Service	37,507	—	37,507

Total revenue	87,733	31,297	56,436

Costs and operating expenses:
Cost of Biosecurity product revenue	11,755	—	11,755
Cost of Biosecurity service revenue	29,055	—	29,055
Research and development	111,616	62,506	49,110
General and administrative	52,367	15,517	36,850

Total operating expenses	204,793	78,023	126,770

Loss from operations	(117,060)	(46,726)	(70,334)
Other expense, net:
Interest income	220	2,247	(2,027)
Interest expense	(1,173)	(1,203)	30
Loss on equity method investments	(22,001)	(5,401)	(16,600)
Gain (loss) on investments	4,408	(1,401)	5,809
Other income, net	5,774	161	5,613

Total other expense, net	(12,772)	(5,597)	(7,175)

Loss before income taxes	(129,832)	(52,323)	(77,509)
Income tax (benefit) provision	(590)	1,875	(2,465)

Net loss and comprehensive loss	(129,242)	(54,198)	(75,044)
Net loss and comprehensive loss attributable to non-controlling interest	(1,732)	(568)	(1,164)

Net loss and comprehensive loss attributable to Ginkgo Bioworks, Inc. stockholders	$(127,510)	$(53,630)	$(73,880)

Foundry Revenue

Foundry revenue was $44.1 million for the six months ended June 30, 2021 and $31.3 million for the six months ended June 30, 2020. The increase of $12.8 million in Foundry revenue was primarily attributable to the progress of programs with existing and new customers. Revenue from equity investees (Platform Ventures and Structured Partnerships) increased from $22.5 million for the six months ended June 30, 2020 to $23.6 million for the six months ended June 30, 2021. See Note 17 of our unaudited condensed consolidated financial statements attached to this Current Report on Form 8-K as Exhibit 99.1 for additional information related to transactions with related parties.

The total number of Current Active Programs increased from 42 in the six months ended June 30, 2020 to 51 in the six months ended June 30, 2021 across 25 customers. In the six months ended June 30, 2021, 11 New Programs commenced. Cumulative Programs were 85 as of June 30, 2021 and 65 as of June 30, 2020.

While downstream value share revenue was immaterial for the six months ended June 30, 2021 and 2020, as we increase Cumulative Programs and to the extent our customers successfully commercialize products built on our platform, downstream value share is expected to comprise a larger proportion of Foundry revenue. Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

Biosecurity revenue was $43.6 million for the six months ended June 30, 2021, which consisted of $6.1 million of product revenue from sales of our LFA diagnostic test kits and $37.5 million of service revenue from our end-to-end COVID-19 testing services. No Biosecurity revenue was recognized during the six months ended June 30, 2020. The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 related testing services which is uncertain in 2021 and beyond. For the remainder of 2021, we expect that our Biosecurity revenue mix will transition away from product (LFA test kits) revenue to primarily service (individual and pooled PCR testing) revenue.

Cost of Biosecurity Product and Service Revenue

Cost of Biosecurity product and service revenue was $40.8 million for the six months ended June 30, 2021. No cost of Biosecurity product and service revenue was incurred during the six months ended June 30, 2020. During the six months ended June 30, 2021, we incurred $11.8 million of product costs associated with purchases of LFA diagnostic test kits and $29.0 million of service costs related to our end-to-end COVID-19 testing services.

Research and Development Expenses

Research and development expenses were $111.6 million for the six months ended June 30, 2021 and $62.5 million for the six months ended June 30, 2020. The increase of $49.1 million was primarily attributable to increases in personnel-related compensation and benefits expense of $14.3 million, laboratory supplies and related third-party services expense of $9.4 million and professional fees of $5.5 million. The remaining increase was attributed to rent, facilities, depreciation, software and other direct and allocated overhead expenses. Increases in research and development expenses supported the Foundry operations, enhancements of Foundry and Codebase and development of our Biosecurity offering.

General and Administrative Expenses

General and administrative expenses were $52.4 million for the six months ended June 30, 2021 and $15.5 million for the six months ended June 30, 2020. The increase of $36.9 million was primarily attributable to increases in personnel-related compensation and benefits expense of $24.3 million, of which $14.4 million was stock-based compensation expense related to a stock option grant, professional fees of $6.2 million, office supplies, technology and software of $3.0 million, and rent and facilities expenses of $1.5 million. The remaining increase was attributed to marketing and other overhead expenses. Increases in general and administrative expenses supported the growth of Foundry and Biosecurity revenue and activities related to public company readiness.

Interest Income

Interest income was $0.2 million for the six months ended June 30, 2021 and $2.2 million for the six months ended June 30, 2020. The decrease of $2.0 million was primarily attributable to a decrease in interest rates and balance of our cash held in money market accounts.

Interest Expense

Interest expense was $1.2 million for the six months ended June 30, 2021 and 2020. There was no change in interest expense between the periods as the expense incurred related to our lease financing obligation remained largely unchanged.

Loss on Equity Method Investments

Loss on equity method investments was $22.0 million for the six months ended June 30, 2021, which was primarily attributable to our equity method investments in Joyn, Allonnia, Synlogic and Kalo, and $5.4 million for the six months ended June 30, 2020, which was primarily attributable to our equity method investments in Joyn and Synlogic. The fair value of the equity we received in Kalo of $11.9 million during the six months ended June 30, 2021, which represented the initial carrying value of our equity method investment in Kalo, was reduced to zero during the period as a result of the application of the HLBV method. The fair value of the additional equity we received in Allonnia of $12.7 million during the six months ended June 30, 2021 was reduced to zero during the period as a result of the application of the HLBV method. Under the HLBV method, we absorb losses as a common unit holder prior to preferred unit holders due to a substantive profit-sharing agreement where the preferred unit holders receive preferential distribution rights. Because we have no commitment to fund the losses of Kalo or Allonnia, no further losses on these equity method investments were recognized during the six months ended June 30, 2021. The loss of $33.0 million on equity method investments during the six months ended June 30, 2021 was partially offset by a $11.0 million gain on Synlogic common stock, which we have elected to account for under the fair value option and which resulted from an increase in the stock price of Synlogic during the six months ended June 30, 2021.

Gain (Loss) on Investments

Gain on investments was $4.4 million for the six months ended June 30, 2021, compared to a loss of $1.4 million for the six months ended June 30, 2020. The change of $5.8 million was attributable to the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option, and which resulted from an increase in the stock price of Synlogic during the six months ended June 30, 2021.

Other Income, net

Other income was $5.8 million for the six months ended June 30, 2021, compared to $0.2 million of income for the six months ended June 30, 2020. The increase of $5.6 million was primarily attributable to a $4.4 million gain resulting from the change in fair value of our Access Bio convertible notes, a $0.5 million increase in payments received under our settlement agreement with Amyris and $0.7 million of income from the sale of lab supplies.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest was $1.7 million for the six months ended June 30, 2021 and $0.6 million for the six months ended June 30, 2020. The increase of $1.1 million was related to the attribution of losses related to the minority investors’ equity interest in Cooksonia, associated with Cooksonia’s investment in Joyn.

Comparison of the Years Ended December 31, 2020 and 2019

The following table summarizes our consolidated statements of operations for each period presented:

	Year Ended December 31,
(in thousands)	2020	2019	Change

Foundry revenue (includes related party revenue of $42,535 and $35,268, respectively)	$59,221	$54,184	$5,037
Biosecurity revenue:
Product	8,707	—	8,707

Service	8,729	—	8,729

Total revenue	76,657	54,184	22,473

Costs and operating expenses:

Cost of Biosecurity product revenue	6,705	—	6,705

Cost of Biosecurity service revenue	8,906	—	8,906

Research and development	159,767	96,299	63,468

General and administrative	38,306	29,483	8,823

Total operating expenses	213,684	125,782	87,902

Loss from operations	(137,027)	(71,598)	(65,429)

Other income (expense), net:

Interest income	2,582	5,756	(3,174)

Interest expense	(2,385)	(2,421)	36

Loss on equity method investments	(3,059)	(46,936)	43,877

Loss on investments	(1,070)	(7,797)	6,727

Other income, net (includes $721 and $1,794, respectively, from related parties)	16,125	3,161	12,964

Total other income (expense), net	12,193	(48,237)	60,430

Loss before provision for income taxes	(124,834)	(119,835)	(4,999)

Provision for income taxes	1,889	22	1,867

Net loss	(126,723)	(119,857)	(6,866)

Net loss attributable to non-controlling interest	(114)	(530)	416

Net loss attributable to Ginkgo Bioworks, Inc. stockholders	$(126,609)	$(119,327)	$(7,282)

Foundry Revenue

Foundry revenue was $59.2 million for the year ended December 31, 2020 and $54.2 million for the year ended December 31, 2019. The increase of $5.0 million in Foundry revenue was primarily attributable to the progress of programs with existing and new customers, which was offset by lower utilization of services due to the temporary impact the COVID-19 pandemic had on our Foundry and new business development.

Beginning in 2017, Ginkgo’s commercial growth strategy expanded to include Platform Ventures (Joyn, Motif and Allonnia) and Structured Partnerships (Genomatica and Synlogic). Revenue from equity investees increased from $35.3 million in 2019 to $42.5 million in 2020 and has contributed to greater end market diversification. See Note 21 of our audited consolidated financial statements included in the Proxy for additional information related to transactions with related parties.

The total number of Current Active Programs increased from 36 in 2019 to 49 in 2020 across 22 customers In 2020, 18 New Programs were commenced. Cumulative Programs increased from 56 in 2019 to 74 in 2020. While downstream value share revenue was immaterial for the years ended December 31, 2020 and 2019, as we increase Cumulative Programs and to the extent our customers successfully commercialize products built on our platform, downstream value share is expected to comprise a larger proportion of Foundry revenue. Downstream value share in the form of equity interest appreciation is not recognized as revenue but is expected to contribute to future cash flows upon liquidation, the amount and timing of which is inherently unpredictable. Equity investees are accounted for as equity method investments or cost method investments.

Biosecurity Revenue

Biosecurity revenue was $17.4 million for the year ended December 31, 2020, which consisted of $8.7 million of product revenue and $8.7 million of service revenue that we recognized in connection with sales of our LFA diagnostic test kits and end-to-end COVID-19 testing services. No Biosecurity revenue was recognized during the year ended December 31, 2019. The amount and components of Biosecurity revenue are dependent on the demand for COVID-19 related testing services which is uncertain in 2021 and beyond.

Cost of Biosecurity Product and Service Revenue

Cost of Biosecurity product and service revenue was $15.6 million for the year ended December 31, 2020. No cost of Biosecurity product and service revenue was incurred during the year ended December 31, 2019. During the year ended December 31, 2020, we incurred $6.7 million of product costs associated with purchases of LFA diagnostic test kits and $8.9 million of service costs related to our end-to-end COVID-19 testing services.

Research and Development Expenses

Research and development expenses were $159.8 million for the year ended December 31, 2020 and $96.3 million for the year ended December 31, 2019. The increase of $63.5 million was primarily attributable to increases in laboratory supplies and related third-party services expense of $31.1 million, personnel-related compensation and benefits expense of $13.2 million, and professional fees of $5.3 million. The remaining increase was attributed to rent, facilities, depreciation, software and other direct and allocated overhead expenses. Increases in research and development expenses supported the Foundry operations, enhancements of Foundry and Codebase, and development of our Biosecurity offering.

General and Administrative Expenses

General and administrative expenses were $38.3 million for the year ended December 31, 2020 and $29.5 million for the year ended December 31, 2019. The increase of $8.8 million was primarily attributable to increases in professional fees of $4.8 million and personnel-related compensation and benefits expense of $2.7 million. Increases in general and administrative expenses supported the growth of Foundry and Biosecurity revenue and activities related to public company readiness.

Interest Income

Interest income was $2.6 million for the year ended December 31, 2020 and $5.8 million for the year ended December 31, 2019. The decrease of $3.2 million was primarily attributable to a decrease in interest rates on our cash held in money market accounts.

Interest Expense

Interest expense was $2.4 million for each of the years ended December 31, 2020 and 2019. There was no change in interest expense between the periods as the expense incurred related to our lease financing obligation remained largely unchanged.

Loss on Equity Method Investments

Loss on equity method investments was $3.1 million for the year ended December 31, 2020, which was primarily attributable to our equity method investments in Synlogic, and $46.9 million for the year ended December 31, 2019, which was primarily related to the loss on our equity method investments in Synlogic and Allonnia recognized during the year ended December 31, 2019. The fair value of the equity we received in Allonnia of $24.5 million during the year ended December 31, 2019, which represented the initial carrying value of our equity method investment in Allonnia, was reduced to zero during the period as a result of the application of the HLBV method. Under the HLBV method, we absorb losses as a common unit holder prior to preferred unit holders due to a substantive profit-sharing agreement where the preferred unit holders receive preferential distribution rights. Because we have no commitment to fund the losses of Allonnia, no further losses on this equity method investment were recognized during 2020. The decrease in the loss on the Synlogic equity method investment, which we have elected to account for under the fair value option, resulted from a more significant decrease in the stock price of Synlogic during 2019 as compared to 2020.

Loss on Investments

Loss on investments was $1.1 million for the year ended December 31, 2020 and $7.8 million for the year ended December 31, 2019. The decrease of $6.7 million was attributable to a decrease in the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option, which resulted from a more significant decrease in the stock price of Synlogic during 2019 as compared to 2020.

Other Income, net

Other income, net was $16.1 million for the year ended December 31, 2020 and $3.2 million for the year ended December 31, 2019. The increase of $12.9 million was primarily attributable to an increase in the payments received under our settlement agreement with Amyris of $6.7 million and the achievement of milestones under our agreement with the NIH during the year ended December 31, 2020 of $6.6 million, partially offset by a decrease of $1.5 million from the gain on the termination of our collaboration arrangement with Glycosyn during the year ended December 31, 2019.

Net Loss Attributable to Non-Controlling Interest

Net loss attributable to non-controlling interest was $0.1 million for the year ended December 31, 2020 and $0.5 million for the year ended December 31, 2019. The decrease of $0.4 million was related to the attribution of losses related to the minority investors’ equity interest in Cooksonia, associated with Cooksonia’s investment in Joyn.

Non-GAAP Information

In addition to our results determined in accordance with U.S. GAAP, we believe that EBITDA and Adjusted EBITDA, each non-GAAP financial measures, are useful in evaluating our operational performance. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

We define EBITDA as net loss attributable to Ginkgo Bioworks, Inc. stockholders before the impact of interest income, interest expense, provision for income taxes and depreciation and amortization.

We define Adjusted EBITDA as EBITDA adjusted for stock-based compensation expense, gain or loss on equity method investments, gain or loss on investments and other income and expenses. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends because it eliminates the effect of financing activities, investing activities, and certain non-cash charges and other items. Adjusted EBITDA includes non-cash adjustments such as stock-based compensation, gain or loss on equity method investments, gain or loss on the fair value measurements of our investments and other items such as adjustment related to the gain on the termination of our collaboration agreement with Glycosyn. Adjusted EBITDA also considers cash components which are not part of our ongoing operating results, such as gains related to settlement payments from Amyris and certain funding received from NIH to invest in our Biosecurity development related to the COVID-19 pandemic. We believe Adjusted EBITDA, although not a replacement for financial performance measures reported under U.S. GAAP, provides investors with a means to compare our financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may generate future income or incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by future income or future expenses similar to those excluded when calculating these measures. Our computation of these measures, especially Adjusted EBITDA, may not be comparable to other similarly titled measures computed by other companies because not all companies calculate these measures in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with U.S. GAAP. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss attributable to Ginkgo Bioworks, Inc. stockholders to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

The following table reconciles net loss attributable to Ginkgo Bioworks, Inc. stockholders to EBITDA and Adjusted EBITDA for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019, respectively:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net loss attributable to Ginkgo Bioworks, Inc. stockholders	$(127,510)	$(53,630)	$(126,609)	$(119,327)
Interest income	(220)	(2,247)	(2,582)	(5,756)
Interest expense	1,173	1,203	2,385	2,421
Income tax (benefit) provision	(590)	1,875	1,889	22
Depreciation and amortization	12,794	6,333	13,864	10,755

EBITDA	(114,353)	(46,466)	(111,053)	(111,885)
Stock-based compensation	14,637	240	476	771
Loss on equity method investments(1)	20,269	4,833	2,945	46,406
(Gain) loss on investments(2)	(4,408)	1,401	1,070	7,797
Other(3)	(4,831)	(36)	(14,860)	(3,118)

Adjusted EBITDA	(88,686)	(40,028)	(121,422)	(60,029)

(1)

For the six months ended June 30, 2021 and 2020, includes i) losses on equity method investments under the HLBV method of $33.0 million and $1.9 million, respectively, net of losses attributable to non- controlling interests and ii) gain (loss) on equity method investment under the fair value option of $11.0 million and $(3.5) million, respectively. For the years ended December 31, 2020 and 2019, includes i) losses on equity method investments under the HLBV method of $0.4 million and $27.5 million, respectively, net of losses attributable to non-controlling interests and ii) loss on equity method investment under the fair value option of $2.7 million and $19.4 million, respectively.

(2)	Includes (gain) loss on the change in fair value of our warrant to purchase Synlogic common stock, which we have elected to account for under the fair value option.
(3)

For the six months ended June 30, 2021 includes $0.5 million received pursuant to our settlement agreement with Amyris and a $4.4 million mark-to-market adjustment on Access Bio convertible notes. For the six months ended June 30, 2020, includes payment received pursuant to our settlement agreement with Amyris. For the year ended December 31, 2020, includes $6.6 million in income generated through our agreement with the National Institutes of Health (“NIH”) and $8.3 million received pursuant to our settlement agreement with Amyris. For the year ended December 31, 2019, includes $1.6 million received pursuant to our settlement agreement with Amyris and a $1.5 million gain on the termination of our collaboration arrangement with Glycosyn.

Liquidity and Capital Resources

Since our formation in 2008, we have incurred significant operating losses. Net losses attributable to us were $127.5 million for the six months ended June 30, 2021 and $126.6 million for the year ended December 31, 2020. As of June 30, 2021 our accumulated deficit was $595.4 million. We expect to continue to incur significant expenses and operating losses for the foreseeable future.

We anticipate that our expenses will increase significantly in connection with our ongoing activities, as we:

•	continue our R&D, activities under existing and new programs and further invest in our Foundry and Codebase;

•	hire additional personnel and secure facilities to support our expanding R&D efforts;

•	develop and expand our offerings, including Biosecurity;

•	upgrade and expand our operational, financial and management systems and support our operations;

•	acquire companies, assets or intellectual property that advance our company objectives;

•	maintain, expand, and protect our intellectual property; and

•	incur additional costs associated with operating as a public company.

Sources of Liquidity

Since our inception, our sources of liquidity have been predominantly from proceeds from equity offerings, convertible notes offerings, payments received for R&D services under license and collaboration arrangements; including those received on an upfront basis and upon accomplishment of milestones, payments received from Biosecurity product sales and services provided, and government grants. As of June 30, 2021, we had cash and cash equivalents of $235.9 million which we believe will be sufficient to enable us to fund our projected operations through at least the next 12 months from the date of the filing of the Proxy. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we expect. The net proceeds from the Business Combination and PIPE Investment will provide a further source of liquidity.

Until required for use in our business, we typically invest our cash in money market funds that are highly liquid and readily convertible to cash. We attempt to minimize the risks related to our cash and cash equivalents by maintaining balances in accounts only with accredited financial institutions and, consequently, we do not believe we are subject to unusual credit risk beyond the normal credit risk associated with ordinary commercial banking relationships.

Until we can generate sufficient revenue from customers, we expect to finance future cash needs through public or private equity or debt offerings and potential future license and collaboration arrangements from which we receive upfront fees, milestone payments and other forms of consideration. Additional capital may not be available on reasonable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may significantly delay, scale back, or discontinue the development of our proprietary platform. If we raise additional funds through the issuance of additional equity or debt securities, it could result in dilution to our existing stockholders or increased fixed payment obligations, and any such securities may have rights senior to those of our common stock. If we incur indebtedness, we could become subject to covenants that would restrict our operations and potentially impair our competitiveness, such as limitations on our ability to incur additional debt, limitations on our ability to acquire, sell or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise funds through strategic collaborations or licensing arrangements with third parties, we may have to relinquish valuable rights to our proprietary technologies, future revenue streams, research programs, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit or terminate our efforts to develop our proprietary platform, which could have adverse impact on our business and financial prospects.

Cash Flows

The following table provides information regarding our cash flows for each period presented:

	Six Month Ended June 30,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019
Net cash (used in) provided by:
Operating activities	$(83,042)	$(51,221)	$(135,830)	$(44,663)
Investing activities	(46,977)	(9,730)	(67,121)	(74,602)
Financing activities	(2,556)	68,237	90,318	410,385

Net (decrease) increase in cash, cash equivalents and restricted cash	$(132,575)	$7,286	$(112,633)	$291,120

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2021 consisted of net loss of $129.2 million, offset by a net change in our operating assets and liabilities of $5.6 million and non-cash adjustments of $40.6 million. The net change in our operating assets and liabilities was primarily due to a decrease in prepaid expenses and other current assets of $4.9 million and an increase in accrued expenses and other current liabilities of $19.1 million, partially offset by an increase in accounts receivable of $2.9 million, an increase in accounts receivable, net from related parties of $3.6 million, a decrease in accounts payable of $7.3 million and a decrease in deferred revenue, current and non-current of $6.1 million. Non-cash adjustments primarily consisted of depreciation and amortization of $12.8 million, stock-based compensation expense of $14.6 million and loss on equity method investments of $22.0 million, partially offset by a gain on investments of $4.4 million and a gain on change in fair value of loans receivable of $4.4 million.

Net cash used in operating activities for the six months ended June 30, 2020 consisted of net loss of $54.2 million and a net change in our operating assets and liabilities of $10.3 million, offset by non-cash adjustments of $13.3 million. The net change in our operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $14.3 million and a decrease in accrued expenses and other current liabilities of $3.4 million, partially offset by a decrease in accounts receivable of $2.1 million, a decrease in other non-current assets of $2.4 million, an increase in accounts payable of $1.4 million and an increase in other non-current liabilities of $1.9 million. Non-cash adjustments primarily consisted of depreciation and amortization of $6.3 million, loss on equity method investments of $5.4 million and loss on investments of $1.4 million.

Net cash used in operating activities for the year ended December 31, 2020 consisted of net loss of $126.7 million and a net change in our operating assets and liabilities of $26.5 million, offset by non-cash adjustments of $17.4 million. The net change in our operating assets and liabilities was primarily due to a decrease in current and non-current deferred revenue of $19.4 million, an increase in accounts receivable and accounts receivable from related parties of $14.2 million and an increase in prepaid expenses and other current assets of $11.4 million, partially offset by an increase in accounts payable of $7.0 million and an increase in accrued expenses and other current liabilities of $8.7 million. Non-cash adjustments primarily consisted of depreciation and amortization of $13.9 million, loss on equity method investments of $3.1 million and loss on investments of $1.1 million, partially offset by changes in the fair value of loans receivable of $1.1 million.

Net cash used in operating activities for the year ended December 31, 2019 consisted of net loss of $119.9 million, offset by a net change in our operating assets and liabilities of $10.6 million and non-cash adjustments of $64.6 million. The net change in our operating assets and liabilities was primarily due to an increase in non-current deferred rent of $9.1 million, an increase in current and non-current deferred revenue of $4.9 million, an increase in accrued expenses and other current liabilities of $4.2 million, partially offset by an increase in prepaid expenses and other current assets of $4.0 million and an increase in other non-current assets of $2.4 million. Non-cash adjustments primarily consisted of loss on equity method investments of $46.9 million, depreciation and amortization of $10.8 million and loss on investments of $7.8 million, partially offset by the gain on the termination of our collaboration arrangement with Glycosyn of $1.5 million.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2021 primarily consisted of purchases of property and equipment of $46.0 million associated with Foundry capacity and capability investments.

Net cash used in investing activities for the six months ended June 30, 2020 primarily consisted of purchases of property and equipment of $9.7 million associated with Foundry capacity and capability investments.

Net cash used in investing activities for the year ended December 31, 2020 primarily consisted of purchases of property and equipment of $57.8 million, including costs associated with Foundry capacity and capability investments and purchase of Access Bio’s convertible notes of $10.0 million.

Net cash used in investing activities for the year ended December 31, 2019 primarily consisted of purchases of property and equipment of $22.2 million and $50.1 million of cash paid for our investment in Synlogic.

Financing Activities

Net cash used in financing activities for the six months ended June 30, 2021 primarily consisted of principal payments on capital lease obligations and payments of deferred offering costs.

Net cash used in financing activities for the six months ended June 30, 2020 primarily consisted of net proceeds from the issuance of our Series E convertible preferred stock.

Net cash provided by financing activities for the year ended December 31, 2020 primarily consisted of the net proceeds from the issuance of our Series E convertible preferred stock.

Net cash provided by financing activity for the year ended December 31, 2019 primarily consisted of the net proceeds from the issuance of convertible promissory notes and Series E convertible preferred stock.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2020 and the effects that such obligations are expected to have on our liquidity and cash flows in future periods:

		Payments Due by Period
(in thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Drydock leases(1)	$124,812	$10,224	$24,074	$27,458	$63,056
Operating leases, excluding Drydock leases(2)	56,276	6,464	16,220	17,001	16,591
Capital leases(3)	840	500	340	—	—
Purchase obligations(4)	96,500	10,000	29,625	35,000	21,875

Total contractual cash obligations	$278,428	$27,188	$70,259	$79,459	$101,522

(1)

We lease building space at 21, 23, 25 and 27 Drydock Avenue in Boston, Massachusetts where our primary operations are located. The non-cancelable operating leases each expire in January 2030 with options to extend each of the leases for one five-year period at then-market rates. The amounts reflected in the table above represent the minimum rental commitments under the non-cancelable operating leases and do not include the optional extensions.

(2)

We have various non-cancelable operating lease and sublease agreements for office and lab space in Boston and Cambridge, Massachusetts and Emeryville, California; which expire at various times through September 2030, subject to certain extension options. The amounts reflected in the table above represent the minimum rental commitments under the non-cancelable operating leases and do not include the optional extensions.

(3)	We have various capital leases for lab equipment used in our R&D activities which expire at various times through November 2023.
(4)

The amounts represent non-cancelable fixed payment obligations under our collaboration agreement with Berkeley Lights, Inc. For the purposes of the above table, due to the differences in timing of the contract years relative to the calendar year, we have assumed that these costs will be incurred ratably over the respective contract years. Refer to Note 11 of our audited consolidated financial statements appearing in the Proxy for additional details.

Under our license and collaboration agreements, we are committed to providing certain R&D services related to license rights to our proprietary technology and intellectual property granted to our customers. The expenses we expect to incur as part of our commitments under our license and collaboration agreements, a portion of which are subject to reimbursement from our customers, are not included in the above table as they are contingent upon the occurrence of future events and the timing and likelihood of such potential expenses are not known with certainty.

In March 2018, we entered into a non-cancelable supply agreement with Twist Bioscience Corporation (“Twist”). Pursuant to the supply agreement, we are required to purchase certain products at specified volumes on a quarterly basis over a four-year term. To the extent we fail to meet our quarterly minimum purchase obligations, we are required to pay a fee per unit of shortfall. The products we may purchase that contribute toward achieving the quarterly minimum purchase obligation can vary based on our discretion, subject to advance notice provided to Twist. Our quarterly minimum purchase obligation may be adjusted for the following reasons: (i) due to a lack of availability of certain products for purchase in a given quarter; (ii) due to a lack of certain features available; (iii) delays in shipments over two consecutive quarters beyond the agreed upon lead times; and (iv) if the average yield of certain products measured over two consecutive quarters is greater than a specified yield. We receive volume discounts on purchases based on specified volume thresholds over the term of the supply agreement. Additionally, we receive a discount on each order of certain products, dependent upon the volume of certain other products we purchase in a given order. Refer to Note 11 of our consolidated financial statements attached to this Current Report on Form 8-K as Exhibit 99.1 for additional details. As of December 31, 2020, we have incurred approximately $27.1 million under our supply agreement with Twist. We have budgeted approximately $15.0 million as of December 31, 2020 for purchases to be made during the year ended December 31, 2021. We have excluded the cash payments from the table above as the expected timing and amount of our future obligation is uncertain.

In April 2021, we entered into a lease consisting of approximately 152,000 square feet of office and laboratory space being developed in Boston, Massachusetts. The lease commencement date is estimated to be June 1, 2024, subject to certain extensions, and expires on the fifteenth anniversary of the lease commencement date. Annual base rent for the first lease year will be approximately $12.9 million, subject to annual rent increases over the term of the lease. The lease includes one option to extend the lease for ten years at then-market rates, subject to certain adjustments, and will be secured by a letter of credit of $9.1 million. The table above does not reflect the future cash payments due under the new lease.

On September 6, 2021, we entered into an amendment to our operating lease at 27 Drydock Avenue in Boston, Massachusetts under which we will lease 47,957 square feet of additional space and extend the term of the lease by six years from January 2030 to January 2036. Minimum rental payments for the additional space will be $0.2 million per month starting in 2021 and $0.1 million per month starting in 2023, increasing by 3% annually. Minimum rental payments for the existing premises during the extended term will be $1.1 million per month, increasing by 3% annually. The table above does not reflect the future cash payments due under the lease amendment.

During the six months ended June 30, 2021, we entered into new capital leases that resulted in total incremental non-cancelable capital lease payments under the new capital leases of $2.0 million through the remainder of the lease terms. The table above does not reflect the future cash payments due under the new capital leases.

On July 1, 2021, we completed an acquisition of 100% of the equity of Dutch DNA Biotech B.V. (“DDNA”), a company based in the Netherlands with a proprietary platform technology focused on the development of fungal strains and fermentation processes for the production of proteins and organic acids. We will integrate DDNA’s team, fungal strain assets, and operations into our broader platform for cell programming. The total purchase price consisted of $12.4 million in cash and 33,291 shares of Ginkgo common stock plus working capital adjustments. Additionally, under the purchase agreement, we agreed to make earn-out payments to the seller of up to $20.0 million upon the satisfaction of one or more technical and commercial milestones by DDNA pursuant to a Technical Development Agreement executed between us and DDNA prior to the close of the transaction. During the six months ended June 30, 2021, we made a $1.2 million prepayment towards the cash purchase price, which is included in other non-current assets on the Condensed Consolidated Balance Sheet. The remaining $11.2 million of the cash purchase price is held in escrow as of June 30, 2021 and classified as restricted cash and included in other non-current assets on the Condensed Consolidated Balance Sheets.

We have agreements with certain vendors for various products and services for which we are not contractually able to terminate for convenience and avoid any and all future obligations to the vendors. Such agreements provide for termination fees, penalties or wind-down costs. Under such agreements, we are contractually obligated to make certain payments to vendors to reimburse them for their unrecoverable outlays incurred prior to cancellation. The exact amounts of such obligations are dependent on the timing of termination and the exact terms of the relevant agreement and cannot be reasonably estimated. We do not include these payments in the table above as they are not fixed and estimable.

In addition, we enter into standard indemnification agreements and/or indemnification sections in other agreements in the ordinary course of business. Pursuant to these agreements, we agree to indemnify, hold harmless and reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally our business partners. The term of these indemnification agreements is generally perpetual upon execution of the agreement. The maximum potential amount of future payments we could be required to make under these indemnification agreements cannot be reasonably estimated and therefore are not included in the table above.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC. Although we have holdings in variable interest entities, we are not obligated to fund the losses of such entities. Additionally, there is no obligation arising out of our holdings in variable interest entities where the entity provides material financing, liquidity, market risk or credit risk support to, or engages in leasing, hedging or R&D services with us.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. On an ongoing basis, we evaluate our judgments and estimates in light of changes in circumstances, facts and experience. The effects of material revisions in estimates, if any, are reflected in our consolidated financial statements prospectively from the date of change in estimates.

While our significant accounting policies are described in more detail in the notes to our audited consolidated financial statements appearing in the Proxy, we believe the following accounting policies used in the preparation of our consolidated financial statements require the most significant judgments and estimates.

Revenue Recognition

We account for revenue in accordance with ASC 606, Revenue from Contracts with Customers (“ASC 606”). Under ASC 606, we recognize revenue when the customer obtains control of the promised goods or services, at an amount that reflects the consideration we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer, (ii) identify the promises and distinct performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) we satisfy the performance obligations.

Foundry Revenue

We generate license and service revenue through the execution of license and collaboration agreements whereby customers obtain license rights to our proprietary technology and intellectual property for use in the research, development and commercialization of engineered organisms and derived products. Under these agreements, we typically provide R&D services, which includes the provision of a license to our intellectual property. Additionally, the customer obtains license rights to the output of our services in order to commercialize the resulting output of such services. Generally, the terms of these agreements provide that we receive some combination of: (1) Foundry usage fees in the form of (i) upfront payments upon consummation of the agreement or other fixed payments, (ii) reimbursement for costs incurred for R&D services and (iii) milestone payments upon the achievement of specified technical criteria, plus (2) downstream value share payments in the form of (iv) milestone payments upon the achievement of specified commercial criteria, (v) royalties on sales of products from or comprising engineered organisms arising from the collaboration or licensing agreement and (vi) royalties related to cost of goods sold reductions realized by our customers.

Our collaboration and licensing agreements often contain multiple promises, including (i) licenses and assignments of intellectual property and materials and (ii) R&D services, and we determine whether each of the promises is a distinct performance obligation based on the nature of each agreement. As we are generally performing R&D services that are highly integrated and interrelated to the licenses and assignments of intellectual property and materials, the promises are generally inseparable. As such, we typically combine the R&D services, licenses, and assignments into a single performance obligation. However, for certain agreements, we only grant licenses or effects such transfers and assignments upon the successful completion of the R&D services or delivery of a developed product. For these agreements, we typically consider (i) the R&D services and (ii) the licenses, transfers, and assignments as distinct performance obligations, as each is transferred separately and has a separately identifiable benefit. Options to acquire additional goods and services are evaluated to determine if such options provide a material right to the counterparty that it would not have received without entering into the contract. If so, the option is accounted for as a separate performance obligation. If not, the option is considered a marketing offer which is accounted for as a separate contract upon the counterparty’s election.

At contract inception, we determine the transaction price, including fixed consideration and any estimated amounts of variable consideration. Any upfront cash payment received upon consummation of the agreement is fixed and generally nonrefundable. Variable consideration is subject to a constraint, and amounts are included in the transaction price to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. Variable consideration may include reimbursement for costs incurred for our R&D efforts, milestone payments upon the achievement of certain technical and commercial criteria, and royalties on sales of products from or comprising engineered organisms arising from the agreement. With respect to the R&D reimbursements and milestone payments, we use the most likely amount method to estimate variable consideration. With respect to agreements that include royalties on sales or other contingent payments based on sales, we apply the royalty recognition constraint which requires a constraint until the royalty or value-sharing transaction occurs. Certain agreements contain payment in the form of equity or other non-cash consideration. Any non-cash consideration is measured at the fair value of the non-cash consideration at contract inception.

For agreements with promises that are combined into a single performance obligation, the entire transaction price is allocated to the single performance obligation. For agreements with multiple performance obligations, the transaction price is allocated to the performance obligations using the relative standalone selling price methodology. For agreements featuring variable consideration, we allocate variable consideration to one or more, but not all, performance obligations if certain conditions are met. Specifically, we assess whether the variable consideration relates solely to our efforts to satisfy the performance obligation and whether allocating such variable consideration entirely to the performance obligation is consistent with the overall allocation objective. If these conditions are not met, we allocate the variable consideration based on the relative standalone selling price methodology. The key assumptions utilized in determining the standalone selling price for each performance obligation include development timelines, estimated R&D costs, commercial markets, likelihood of exercise (in the case of options considered to be material rights), and probabilities of success.

For agreements where the licenses or assignments are considered separate performance obligations or represent the only performance obligation, we recognize revenue at the point in time that we effectively grant the license as the licenses or assignments represent functional intellectual property. For agreements where the licenses and the R&D services represent a combined performance obligation, we recognize revenue over the period of performance based on costs incurred to date as compared to total estimated costs.

We evaluate our measure of progress to recognize revenue at each reporting period and, as necessary, adjust the measure of performance and related revenue recognition. Our measure of performance and revenue recognition involves significant judgment and assumptions, including, but not limited to, estimated costs and timelines to complete our performance obligations. We evaluate contract modifications and amendments to determine whether any changes should be accounted for prospectively or on a cumulative catch-up basis. We utilize the right to invoice practical expedient when we have a right to consideration in an amount that corresponds directly with the value of our performance to date.

Royalties received under the agreements are recognized as revenue when sales have occurred as we apply the sales or usage-based royalties recognition constraint. We have determined the application of this exception is appropriate because the license granted in the agreement is the predominant item to which the royalties relate.

As we receive upfront payments for technical services under certain of our arrangements, we evaluate whether any significant financing components exist given the term over which the fees will be earned may exceed one year. Based on the nature of our agreements, there are no significant financing components as the purpose of the upfront payment is not to provide financing, but rather to secure technical services, exclusivity rights, and Foundry capacity, or the timing of transfer of those goods or services is at the discretion of the customer.

Deferred revenue represents consideration received by us in excess of revenue recognized and primarily results from transactions where we receive upfront payments and non-cash equity consideration. In instances where we have received consideration in advance for an undefined number of technical development plans

(“TDPs”) under our customer agreements, we record the advance payments as deferred revenue, net of current portion on our consolidated balance sheets. Upon the execution of a specific TDP, we reclassify the estimated consideration to be earned under that TDP within the next twelve months as current deferred revenue. We also classify unexercised material rights as deferred revenue, net of current portion on our consolidated balance sheets. When a TDP is executed, and the material right is exercised, the amount allocated to the material right, which will be earned within the next twelve months, is reclassified to current deferred revenue. All other deferred revenue is classified as current or non-current based on the timing of when we expect to earn the underlying revenue based upon the projected progress of activities under the TDP.

Biosecurity Revenue

In 2020, we launched our commercial offering of COVID-19 testing products and services for businesses, academic institutions, and other organizations. In the first quarter of 2021, we launched our pooled testing initiative which focuses on providing end-to-end COVID-19 testing services to groups of individuals, with a focus of offering pooled testing services for K-12 schools. We sell COVID-19 test kits on a standalone basis or as part of an end-to-end testing service. We record product revenue from sales of LFA diagnostic test kits. We record service revenue from sales of our end-to-end COVID-19 testing services, which consist of multiple promised goods and services including sample collection kits, physician authorizations, onsite test administration, outsourced laboratory PCR analysis, and access to results reported through a web-based portal. We recognize our product and service revenue using the five-step model under ASC 606.

Product revenue from the sale of LFA diagnostic test kits is recognized when the test kits are shipped, and risk of loss is transferred to the carrier. Our diagnostic test kits are generally not subject to a customer right of return except for product recalls under the rules and regulations of the FDA. We have elected to include shipping and handling fees billed to customers as a component of Biosecurity revenue.

Service revenue from our end-to-end COVID-19 testing services is recognized upon completion of the tests and release of the test results on the web-based portal. We have identified one performance obligation in our testing services contracts that represents a series of distinct goods or services that are substantially the same and that have the same pattern of transfer to the customer, with each test as a distinct service within the series. As the price for the testing services is fixed under each customer contract, we have elected the practical expedient to recognize revenue at the amount which we have the right to invoice for services performed. Our testing services contracts are generally one year or less in length and contain fixed unit pricing. Under typical payment terms for testing services, amounts are billed in advance based on contractual billing terms or monthly in arrears for services performed.

Variable Interest Entities

We evaluate our variable interests in variable interest entities (“VIEs”) and consolidate VIEs when we are the primary beneficiary. We determine whether we are the primary beneficiary of each VIE based on our assessment of whether we possess both (i) the power to direct the activities that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses that could be significant to the VIE or the right to receive benefits that could be significant to the VIE. We reevaluate the accounting for our VIEs upon the occurrence of events that could change the primary beneficiary conclusion. With respect to our investments in Motif, Allonnia, Genomatica and Kalo, we have concluded these entities represent variable interest entities. However, although we hold board representation and are involved in the ongoing development activities of the entities via participation on joint steering committees, we have concluded that we are not the primary beneficiary of these entities. We have reached this conclusion due to the fact that: (i) we do not control the board of directors of Motif, Allonnia, Genomatica or Kalo and no voting or consent agreements exist between ourselves and other members of each respective board of directors or other investors, (ii) the holders of preferred security interests in Motif, Allonnia, Genomatica and Kalo hold certain rights that require their consent prior to the taking of certain actions, which include certain significant operating and financing decisions and (iii) our representation on the joint steering committee of each respective entity does not give us control over the development activities of either Motif, Allonnia, Genomatica or Kalo as all votes must pass by consensus and there are no agreements in place that would require either entity to vote in alignment with ourselves. As our involvement in Motif, Allonnia, Genomatica and Kalo does not give us the power to control the decisions with respect to the development or other activities, which are the most significant activities of Motif, Allonnia, Genomatica or Kalo, we have accordingly concluded that we are not the primary beneficiary. Additionally, with respect to Cooksonia’s investment in Joyn, as Cooksonia does not control Joyn’s board of directors, it does not have the power to control the decisions related to the development activities of Joyn, which are the most significant activities of Joyn. Accordingly, Cooksonia is not the primary beneficiary of Joyn.

With respect to Cooksonia, we have concluded that we hold a variable interest in this entity through our equity interest and we are the primary beneficiary of Cooksonia as we control the most significant activities of Cooksonia. These conclusions were based on the fact that: (i) we control 100% of the board of directors of Cooksonia and (ii) we hold a controlling financial interest in Cooksonia. Due to the fact that we are the primary beneficiary of Cooksonia, we have consolidated the financial statements of Cooksonia in accordance with ASC 810, Consolidation (“ASC 810”), into our consolidated financial statements and have recognized a non-controlling interest associated with the minority equity interest held by other investors of Cooksonia.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability is measured by comparing the book values of the assets to the expected future net undiscounted cash flows that the assets are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the book values of the assets exceed their fair value.

Determination of Fair Value of Non-cash Consideration in Platform Ventures

The fair value of non-cash consideration received in relation to our Platform Ventures is in return for the license rights conveyed to the counterparty. We value the non-cash consideration, which is generally common stock or common units, at inception of the agreements using an option pricing method (“OPM”). The OPM used a back-solve methodology to infer the total equity value based on the pricing of the preferred financing round associated with the formation of the respective Platform Ventures, which was contemporaneous with the intellectual property agreements that conveyed our license rights to such Platform Ventures.

Determination of Fair Value of Loans Receivable

We have elected the fair value option under ASC 825, Financial Instruments (“ASC 825”), to account for our loans receivable. We use various valuation techniques to fair value our loans receivable, which are dependent on the terms of the underlying agreements, and record the gains or loss arising from the change in fair value as a component of other income (expense), net in our consolidated statements of operations and comprehensive loss. As of June 30, 2021 and December 31, 2020, our loans receivable balance primarily consisted of our revolving promissory note with Glycosyn and a series of convertible notes with Access Bio. As of December 31, 2019, the loan receivable balance consisted only of our revolving promissory note with Glycosyn. We used a probability-weighted discounted cash flow valuation approach to value our revolving promissory note with Glycosyn. Under this approach, the present value of the expected cash flows was calculated under four settlement scenarios and then weighted based on the probability of each scenario. A discount rate was also applied. Both the probability and timing of each scenario and the discount rate represented significant inputs used in valuing the revolving promissory note. We used a Monte-Carlo simulation model to determine the value of our convertible notes with Access Bio, which modeled the future stock price of Access Bio over the term of the convertible notes to assess the value of the various settlement features. The significant assumptions used in determining the simulated future stock price included the expected timing of the conversion, which was assumed at maturity, and expected volatility. The significant assumptions used in determining the value of the convertible notes under a redemption at maturity scenario was the discount rate and expected volatility. Refer to Note 3 of our consolidated financial statements attached to this Current Report on Form 8-K as Exhibit 99.1 for additional details.

Determination of Fair Value of Common Stock

Given the absence of an active market for our common stock, the fair value of shares of common stock underlying our stock-based awards was determined on each grant date by Ginkgo, considering our most recently available third-party valuations of common stock and our assessment of additional objective and subjective factors that we believed were relevant and which may have changed from the date of the most recent valuation through the grant date. Historically, these independent third-party valuations of our equity instruments were performed contemporaneously with identified value inflection points. The third-party valuations were prepared in accordance with the framework of the American Institute of Certified Public Accountants’ Technical Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation (the “Practice Aid”). The Practice Aid identifies various available methods for allocating enterprise value across classes and series of capital stock to determine the estimated fair value of common stock at each valuation date.

In addition to considering the results of these third-party valuations, we considered various objective and subjective factors to determine the fair value of our equity instruments as of each grant date, which may be later than the most recently available third-party valuation date, including:

•	the lack of liquidity of our equity as a private company;

•

the prices of our convertible preferred stock sold to outside investors in arm’s length transactions and the rights, preferences and privileges of our convertible preferred stock as compared to those of our common stock, including the liquidation preferences of our convertible preferred stock;

•	the progress of our R&D efforts to develop our proprietary platform;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the valuation of publicly traded companies in the life sciences and biotechnology sectors, as well as recently completed mergers and acquisitions of peer companies;

•	any external market conditions and trends within the life sciences industry;

•	the likelihood of achieving a liquidity event given prevailing market conditions; and

•	the analysis of initial public offerings and the market performance of similar companies in the life sciences industry.

The assumptions underlying these valuations represent management’s best estimates, which involve inherent uncertainties and the application of management judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, the fair value of our stock-based awards could be materially different. Upon the consummation of the Business Combination, the fair value of our common stock will be determined based on the quoted market price on the NYSE. We estimate the fair value of our common stock using a hybrid method which uses market approaches to estimate our enterprise value. The hybrid method is a probability-weighted expected return method (“PWERM”) where the equity value in at least one scenario is allocated using an OPM.

Under the PWERM, the value of common stock is estimated based on an analysis of future values assuming various possible future liquidity events. The value of common stock is based on the probability-weighted present value of expected future investment returns considering the possible outcomes and the rights and privileges of each class of equity. The future investment returns are discounted back to the valuation date at a risk-adjusted discount rate which is then weighted based on the probability of the respective outcome.

Under the OPM, each class of stock is treated as a call option on our equity value, with exercise prices based on the liquidation preferences of our convertible preferred stock. Under this methodology, the common stock has value only if the funds available for distribution to the holders exceeds the value of the liquidation preferences of the convertible preferred stock at the time of the liquidity event. The Black-Scholes model is used to price the call options which includes assumptions for the time to liquidity and volatility of equity value. A discount for lack of marketability is then applied to the common stock value.

For awards granted from January 2021 through June 30, 2021, we utilized the hybrid method to estimate the value of our common stock underlying our stock-based awards. We considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurs through an initial public offering (“IPO”) or a merger with a special purpose acquisition company (“SPAC”), and (ii) a remain-private scenario. With respect to the remain-private scenario, we estimated equity value using the guideline public company method. With respect to the IPO/SPAC scenario, for the valuations performed as of March 2 and April 4, 2021, we considered the equity values indicated by preliminary letters of intent received from potential investors. For the valuation performed as of May 31, 2021, we assumed an equity value based on a proposed business combination. The equity consideration in the proposed business combination is approximately $15 billion plus contingent consideration in the form of earnout shares. In the IPO/SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, we considered the prices paid for our common stock and Series B convertible preferred stock in secondary transactions and we included these prices in our weighted average conclusion of value.

For awards granted from August 2020 through December 31, 2020, when using the hybrid method, we considered two scenarios: (i) a scenario in which the conversion of the convertible preferred stock to common stock occurred through an IPO or SPAC transaction, and (ii) a remain private scenario. In both scenarios, we estimated an equity value in a potential IPO or SPAC transaction based on the guideline public company method under a market approach. We then converted the estimated future value to present value using a risk-adjusted discount rate. In the IPO or SPAC transaction scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, we considered the prices paid for our common stock and Series B convertible preferred stock in secondary transactions and we included these prices in our weighted average conclusion of value.

For awards granted from January 1, 2019 through July 2020, when using the hybrid method we considered two scenarios: (i) a fully diluted scenario, in which the per-share common stock value was assumed to equal the price of the convertible preferred stock in a recent round of financing, and (ii) a remain private scenario, in which we used the OPM to back-solve to the price of our convertible preferred stock in a recent round of financing. In the fully diluted scenario, conversion of the convertible preferred stock to common stock was assumed. In the remain private scenario, equity value was allocated among the convertible preferred stock and common stock using the OPM. In addition to considering these two scenarios, for certain valuations during the period, we considered the prices paid for our common stock in secondary transactions and we included these prices in our weighted average conclusion of value. These appraisals resulted in valuations of our common stock of $111.85 per share as of December 31, 2019, $183.73 per share as of September 30, 2020, $193.97 per share as of December 31, 2020, $246.46 per share as of March 2, 2021, $358.46 as of April 4, 2021 and $443.95 as of May 31, 2021.

There are significant judgments and estimates inherent in determining the fair value of the common stock. These judgments and estimates include factors, both subjective and objective, including: (i) a discount for lack of marketability; (ii) external market data; (iii) historical activity by us in selling equity to outside investors; (iv) our stage of development; (v) rights and preferences of our equity securities that rank senior to common stock; and (vi) the likelihood of the various scenarios, among others. Changes to these assumptions could result in different fair values of common stock.

JOBS Act and Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. As an emerging growth company (“EGC”) under the JOBS Act, we may delay the adoption of certain accounting standards until such time as those standards apply to private companies. Other exemptions and reduced reporting requirements under the JOBS Act for EGCs include presentation of only two years of audited financial statements in a registration statement for an initial public offering, an exemption from the requirement to provide an auditor’s report on internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, an exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation and less extensive disclosure about our executive compensation arrangements. Additionally, the JOBS Act provides that an EGC can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an EGC to delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of the extended transition period and, therefore, while we are an EGC we will not be subject to new or revised accounting standards while they become applicable to other public companies that are not EGCs, unless we choose to early adopt a new or revised accounting standard.

We will remain classified as an EGC until the earlier of: (i) the last day of our first fiscal year in which we have total annual gross revenues of $1.07 billion or more, (ii) the last day of the fiscal year following the fifth anniversary of completion of the IPO of SRNG, (iii) the date on which we have issued more than $1.0 billion of non-convertible debt instruments during the previous three fiscal years or (iv) the date on which we are deemed a “large accelerated filer” under the rules of the SEC.

Recently Issued Accounting Pronouncements

We have reviewed all recently issued standards and have determined that, other than as disclosed in Note 2 of our consolidated financial statements attached to this Current Report on Form 8-K as Exhibit 99.1, such standards will not have a material impact on our financial statements or do not otherwise apply to our current operations.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Fluctuation Risk

We are exposed to market risk related to changes in interest rates. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates, particularly because our cash equivalents are invested in short-term U.S. Treasury obligations. However, because of the short-term nature of the instruments in our portfolio, an immediate change in market interest rates of 100 basis points would not have a material impact on the fair market value of our cash and cash equivalents or on our financial position or results of operations.

Foreign Currency Fluctuation Risk

We are not currently exposed to significant market risk related to changes in foreign currency exchange rates; however, we have contracted with and may continue to contract with foreign vendors. Our operations may be subject to fluctuations in foreign currency exchange rates in the future.

Inflation Fluctuation Risk

Inflation generally affects us by increasing our cost of labor. We do not believe that inflation had a material effect on our business, financial condition or results of operations during the six months ended June 30, 2021 and 2020 or during the years ended December 31, 2020 and 2019.